Exhibit (d)(3)

DWS RREEF Global Real Estate Securities Fund

SUB-ADVISORY AGREEMENT

Deutsche Investment Management Americas Inc.

345 Park Avenue

New York, New York 10154-0010

July 3, 2006

RREEF America L.L.C.

875 N. Michigan Ave

41st Floor

Chicago, IL 60611

AGREEMENT made this 3rd day of July, 2006, between DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. (the “Adviser”) and RREEF AMERICA L.L.C. (the “Sub-Adviser”), on behalf of DWS RREEF Global Real Estate Securities Fund (the “Fund”), a series of DWS Advisor Funds, (the “Trust”), a Massachusetts business trust, is a registered open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). In furtherance of such duties to the Funds, and with the approval of the Funds, we wish to avail ourselves of your investment advisory and investment management services. Accordingly, with the acceptance of the Funds, we hereby agree with you as follows for the duration of this Agreement:

1.           You agree to furnish to us such information, investment recommendations, advice and assistance as we shall from time to time reasonably request. In carrying out your investment advisory duties hereunder, you will comply with the objectives, guidelines and restrictions as may be agreed upon by the parties in writing from time to time, and also with the investment restrictions outlined in the Fund’s registration statement filed with the United States Securities and Exchange Commission, as the same may be amended from time to time. You shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

2.           Pursuant to Section 3 and as detailed on Appendix A of the Subadvisory Agreement, we receive a monthly fee as compensation for the services we provide to the Adviser related to the Fund. As permitted by the Subadvisory Agreement, we are hereby delegating to you all of the day-to-day management obligations related to the Fund. In conjunction with your performance of such obligations, we agree to pay you (in United States dollars) a monthly fee in accordance with Appendix A. We agree to make such payments to you by wire transfer or check, at your option. We further agree to make each such monthly payment within the ten (10) days next following the day of our receipt of our monthly fee related to the Fund.

We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Fund, to further the development of your ability to provide the services contemplated by Section 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We may from time to time furnish you with informal memoranda reflecting our understanding of our working procedures with you, which will be agreed to by each of us and may be revised as you work with us pursuant to this Agreement. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Fund any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.

You agree to treat the Fund’s portfolio holdings as confidential information in accordance with the Fund’s Policy Regarding Disclosure of Portfolio Holdings, as such policy may be amended from time to time, and to prohibit your employees from trading on any such confidential information. We agree that upon the Adviser’s notification to us of any amendments to the Fund’s Policy Regarding Disclosure of Portfolio Holdings, we will notify you of the same.

3.           You shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG (“Group Companies”), provided that if such delegation would violate the anti-assignment provisions of the Investment Advisers Act, or any other applicable law or regulation, then it shall not be permitted without the approval of the Trustees of the Fund..

4.           You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

5.           Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in Section 1 hereof.

6.	Nothing herein shall be construed as constituting you an agent of us or of the Fund.

7.           You represent and warrant that you are registered as an investment advisor under the U.S. Investment Advisers Act of 1940, as amended. You agree to maintain such registration in effect during the term of this Agreement.

8.           Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the U.S. Investment Company Act of 1940, as amended, and all other applicable laws and regulations.

9.           You agree that you will not consult with any other subadviser engaged by Adviser with respect to transactions in securities or other assets concerning the Fund or another fund advised by Adviser, except to the extent such consultation is made with respect to the Fund(s) with another affiliated adviser in the Group Companies, or to the extent permitted under the U.S. Investment Company Act of 1940, as amended.

10.         We agree that you may rely on information reasonably believed by you to be accurate and reliable. We further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement. We acknowledge and agree that we are responsible for all of your acts and omissions in performing the services under this Agreement.

11.         This Agreement shall remain in effect until July 3, 2008, and shall continue in effect thereafter, but only so long as such continuance is specifically approved with respect to the Fund at least annually by the affirmative vote of (i) a majority of the members of the Fund’s Board who are not interested persons, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund’s Board or the holders of a majority of the outstanding voting securities of the respective Fund. This Agreement may nevertheless be terminated at any time with respect to the Fund, without penalty, by the Fund’s Board or by vote of holders of a majority of the outstanding voting securities of the respective Fund, upon 60 days' written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 13 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days' written notice to us and to the Fund, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Subadvisory Agreement, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

12.       This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment is specifically approved by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund (to the extent required by applicable law); and (ii) a majority of the members of the Fund’s Board of Trustees who are not interested persons, you or us, cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to Fund if a majority of the outstanding voting securities of the respective Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the amendment or (b) all of the portfolios of the Fund.

13.         Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

Addressed
If to Deutsche Investment Management Americas Inc., to:

Deutsche Investment Management Americas Inc.

345 Park Avenue

New York, NY 10154

Attention:	Kim Mustin

Managing Director

Facsimile No. 212-454-0744

If to RREEF America L.L.C., to:

RREEF America L.L.C.

Floor 26

101 California Street

San Francisco, Ca 94111

Attention:	Marlena Casellini
Managing Director, Chief Operating Officer
(Facsimile No. 415.392.4648)

With a copy to:

RREEF America L.L.C.

875 N. Michigan Ave

41st Floor

Chicago, IL 60611

Attention:	Barry H. Braitman
Managing Director
(Facsimile No. 312.266.9346)

or to such other address as to which the recipient shall have informed the other party.

Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

14.         This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended. As used herein the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the U.S. Investment Company Act of 1940, as amended.

15.         The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts, provides that the name DWS RREEF Global Real Estate Securities Fund and/or DWS Advisor Funds refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Fund or any portfolio thereof, but only the assets belonging to the Fund, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

16.         Upon execution of this Agreement, you shall provide the Adviser with your written policies and procedures, or summaries thereof ("Compliance Policies"), that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the Investment Company Act of 1940, as amended (“1940 Act”) and as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, you shall submit to the Adviser: (i) no less frequently than annually any material changes (or summaries thereof) to the Compliance Policies, (ii) no less frequently than the next regular report to the Adviser, notification of any litigation or investigation that, in your reasonable determination, would have a material impact on your ability to perform your obligations under this Agreement, and (iii) no less frequently than the next regular report to the Adviser, notification of any material compliance matter that, in your reasonable determination, relates to the services provided by you to the Fund, including but not limited to any material violation of the Compliance Policies, the commencement or results of any regulatory examination conducted, or periodic testing of the Compliance Policies, provided that any such notification and/or disclosure required herein is not prohibited by applicable law. Throughout the term of this Agreement, you shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the 1940 Act, provided, however, that the provision of such certifications, information and access is not prohibited by applicable law. You may deliver to us all reports, summaries, notifications, certifications, and other information you are required by this paragraph to deliver to the Adviser, and we will then coordinate and deliver the same to the Adviser on your behalf.

[Remainder left intentionally blank]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

DEUTSCHE INVESTMENT MANAGEMENT

AMERICAS INC.

By:	/s/ Michael Colon ________________________________

Name: Michael Colon

Title: COO – DeAM Americas & DWS Scudder Investments

The foregoing agreement is hereby accepted as of the date first above written.

RREEF AMERICA L.L.C.

By: /s/ Michael Luciano

________________________________

Name: Michael Luciano

Title:	Managing Director

Appendix A

to the

Sub-Advisory Agreement

between

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

and

RREEF AMERICA L.L.C.

Pursuant to Section 6, the Adviser shall pay the Sub-Adviser compensation at an annual rate of .50% of the Advisory Fee, net any fee waivers. The payments pursuant to the schedule below are subject to any and all expense reimbursements and/or waivers to certain expenses of the Fund:

DWS RREEF Global Real Estate Securities Fund

0.500 % of average daily net assets for the first $500 million,
0.492% of average daily net assets for the next $500 million,
0.480% of average daily net assets for the next $1 billion,
0.472% of average daily net assets over $2 billion.